Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Share Incentive Plan of 21Vianet Group, Inc. of our report dated March 1, 2011 (except for Note 26(d) as to which the date is April 4, 2011), with respect to the consolidated financial statements of 21Vianet Group, Inc. for the year ended December 31, 2010, and our report dated December 17, 2010, with respect to the combined financial statements of Beijing Chengyishidai Network Technology Co., Ltd and Zhiboxintong Beijing Network Technology Co., Ltd. for the nine months ended September 30, 2010, included in the Registration Statement on Form F-1 (Registration No. 333-173292) filed with the Securities and Exchange Commission.

/s/ Ernst & Yong Hua Ming

Ernst & Young Hua Ming
Shanghai, People’s Republic of China
October 13, 2011